Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-105004, 333-85656, 333-100660, 333-60785, 333-36430, 333-120877, 333-130666, 333-125087 and 333-123736) of Lyondell Chemical Company of our report dated February 28, 2007, except for Note 3, as to which the date is May 29, 2007 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas

May 29, 2007